F O R M  5    U.S. SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
                       Washington, D.C. 20549             OMB Number
[ ]  Check this box if                                    Expires:
     no longer subject                                    Estimated ave.burden
     to Section 16. Form 4                                hours per response____
     or Form 5 obligations
     may continue. See instruction 1(b).
[ ]  Form 3 Holdings
     Reported
[ ]  Form 4         Filed pursuant to Section 16(a)of the Securities Exchange
     Transactions   Act of 1934, Section 17(a) of the Public Utility Holding
     Reported         Company Act of 1935 or Section 30(f) of the Investment
                                      Company Act 1940
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1.Name and Address   2.Issuer Name and Ticker     6.Relationship of Reporting
  of Reporting         or Trading Symbol            Person to Issuer (check all
  Person*                                           Applicable)
                     Sunburst Hospitality
                     Corporation (SNB)
                     --------------------

Warzack       Charles    G.                  12/98        Director     10% Owner
----------------------------  -------------- --------  ---          ---
(Last)         (First) (MI)   3.IRS or Soc.  4.State-   X Officer      Other
                                Sec.No. of     ment    ---          ---
                                Reporting      for     (Give title  (specify
                                Person         Month/  below)       below)
                                (Voluntary)    Year
10770 Columbia Pike                                  Vice President - Accounting
---------------------------------------                -------------------------
     (Street)                                --------
                                             5.If      7.Individual or Joint/
                                               Amend-    Group Filing (Check
Silver Spring,    Maryland    20901            ment,     Applicable Line)
----------------------------------------       Date
     (City)       (Street)    (Zip)            of         X Form filed by One
                                               Original  ---
                                               (Month/   Reporting Person
                                               Year)
                                                            Form filed by More
                                                         ---
                                                         than One Reporting
                                                         Person
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 Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Security     2. Transaction     3. Transaction  4. Security Acquired
     (Inst.3)               Date               Code            (A)or Disposed of
                            (Month/            (Instr.8)       (D)
                            Day/Yr)                            (Inst.3, 4 & 5)
                                               ---------------------------------
                                                                    (A)
                                             Code    V     Amount   (D)  Price

----------------------  ------------------ ------- -----  -------- ---- --------

Common Stock (1)             6/29/98          A            3,276     A
----------------------  ------------------ ------- -----  -------- ---- --------

----------------------  ------------------ ------- -----  -------- ---- --------

----------------------  ------------------ ------- -----  -------- ---- --------

----------------------  ------------------ ------- -----  -------- ---- --------

5.  Amount of           6.  Ownership Form                7.  Nature of Indirect
    Securities Bene-        Direct (D) or                     Beneficial Owner-
    ficially Owned          Indirect (I)                      ship (Inst. 4)
    at End of               (Instr. 4)
    Issuer's Fiscal
    Year (Inst. 3 & 4)

-----------------------  -------------------------------  ----------------------
         8,050                     D
-----------------------  -------------------------------  ----------------------

-----------------------  -------------------------------  ----------------------

-----------------------  -------------------------------  ----------------------

-----------------------  -------------------------------  ----------------------

Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Page 2
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             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
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1. Title of                   2. Conversion      3. Transaction   4. Transaction
   Derivative                    or Exercise        Date (Month      Code
   Security                      Price of           (Day/Year)       (Instr. 8)
   (Instr.3)                     Derivative
                                 Security

----------------------------  ------------------ ---------------- --------------

Employee Stock Option          $6.406            6/29/98                A
----------------------------  ------------------ ---------------- --------------
(Right to Buy)

----------------------------  ------------------ ---------------- --------------

----------------------------  ------------------ ---------------- --------------

----------------------------  ------------------ ---------------- --------------


5.  Number of Derivative     6. Date Exercisable       7.  Title & Amount of
    Securities Acquired         & Expiration Date          Underlying Securities
    (A) or Disposed of (D)      (Mon./Day/Year)            (Inst. 3 & 4)
    (Instr. 3, 4 & 5)

--------------------------------------------------------------------------------
    (A)        (D)               Date        Expiration    Title       Amount or
                                 Exercisable Date                       number
                                                                       of Shares

-----------    ----------     -------------- -----------  ---------   ----------

  17,500                           (2)         6/29/08    Common        17,500
                                                          Stock
-----------    ----------     -------------- -----------  ---------   ----------

-----------    ----------     -------------- -----------  ---------   ----------

-----------    ----------     -------------- -----------  ---------   ----------

8.Price of Derivative  9.Number of Deri-   10.Ownership Form of  11.Nature of
  Security (Inst.5)      vative Securities    Derivative            Indirect
                         Beneficially         Security              Beneficial
                         Owned at end of      Direct (D) or         Ownership
                                              Indirect (I)          (Instr.4)
                                              (Instr. 4)
---------------------  ------------------- --------------------  ---------------
                             17,500                  D
---------------------  ------------------- --------------------  ---------------

---------------------  ------------------- --------------------  ---------------

---------------------  ------------------- --------------------  ---------------

---------------------  ------------------- --------------------  ---------------

Explanation of Responses
(1) Restricted  stock granted under the Issuer's 1996 Long Term Incentive  Plan.
(2) The options vest in five equal annual installments beginning one year from the issue date.




**Intentional misstatements or            /s/ Charles G. Warzack         2/15/99
omissions of facts constitute            ---------------------------------------
Federal Criminal Violations.  See         **Signature of Reporting Person  Date
18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

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                     Name                               Company